EXHIBIT 99.1

Next, Inc. Closes Its New $8 Million Line of Credit Facility

(An Increase of 60%) with La Salle Business Credit, LLC

CHATTANOOGA, Tenn.—(BUSINESS WIRE) — October 1, 2003—Next Inc. (OTCBB:NXTI—News)

The Board of Directors is pleased to announce that Next Inc has closed an expanded $8 million line of credit facility with La Salle Business Credit, LLC, replacing the current $5 million facility. The new facility affords the Company not only credit enhancement of an additional $3 million but also greater borrowing ability by over twenty five per cent on its working capital assets through an improved lending formula. Management believes that this facility will enable Next to continue its strong growth in a well-financed environment and have the ability to increase its credit lines to accommodate the internal business expansion and future acquisitions.

LaSalle Business Credit, LLC, a subsidiary of LaSalle Bank, with over $58 billion in total assets, offers clients sophisticated services and solutions. As a subsidiary of the ABN AMRO Bank N.V., LaSalle Bank can provide vast financial resources, virtually around the globe. Netherlands-based ABN AMRO Bank is one of the world’s largest banks with over $500 billion in assets.

Mr. Dan Cooke, Chairman of the Board and CEO, stated, “The new credit facility with La Salle Business Credit, LLC will enable Next to continue its strong growth, accommodate future acquisitions and provide the Company with a stable financing environment.” Mr. Cooke further stated, “The La Salle professional team was instrumental in helping the Company structure its enhanced credit facility. We welcome our new financial partners and look forward to a very long and beneficial relationship with La Salle”.

The information provided for in this Press Release contains forward looking statements and information with respect to plans, projections or future performance of the Company, the occurrence of which involves risks and uncertainties that could cause the Company’s actual results to differ materially from expected results and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date the statements were made. The Company’s actual results could differ significantly from those discussed or implied herein.

Contact:

Next, Inc., Chattanooga

John D Gioioso

jdg@nxt-inc.com

423/296-8213 Ext. 5